Exhibit (h)(1)(ii)

FIRST AMENDMENT

To Transfer Agency and Service

Agreement Between

Premier Multi-Series VIT, And

Boston Financial Data Services, Inc.

This Amendment is made as of this 23rd day of March, 2015, between Boston Financial Data Services, Inc. (the “Transfer Agent”) and Premier Multi-Series VIT (the “Fund”). In accordance with Section 17 (Additional Portfolios) and Section 16.1 (Amendment) of the Transfer Agency and Service Agreement dated August 28, 2012, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated March 23, 2015;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreements, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PREMIER MULTI-SERIES VIT		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Julian Sluyters	By:	/s/ Robert LaValley
Name:	Julian Sluyters	Name:	Robert LaValley
Title:	President and Chief Executive Officer	Title:	Vice President

SCHEDULE A

Dated: March 23, 2015

PREMIER MULTI-SERIES VIT

NFJ Dividend Value Portfolio

RCM Dynamic Multi-Asset Plus VIT Portfolio